N O T E


     FOR VALUE RECEIVED, the undersigned, Stevia Company, Inc., an Illinois corporation ("Borrower") herein), hereby promises to pay to the order of Biosynergy, Inc., an Illinois corporation, its successors and assigns ("Lender" herein), at 1940 E. Devon, Elk Grove Village, Illinois, 60007, or such other place as may be designated by the holder of this Note, the principal sum of Twenty-Thousand Dollars (U.S. $20,000) (the "Maximum Principal Amount") or such other lesser amount as may be advanced by Lender to Borrower from time to time, together with interest on the principal balance remaining unpaid from time to time at the rate of ten percent (10%) per annum from the hereof until maturity, interest payable in monthly installments commencing September 1, 1998 and on the first day of each subsequent month, and the final payment of unpaid principal and accrued interest, if not sooner paid, shall be due December 31, 1998. Interest on the principal balance of the Note outstanding from time to time shall be computed on the basis of a year consisting of 360 days and paid for the actual days elapsed.

     This Note may be prepaid in full or in part. Any prepayment of principal must include accrued interest, if any, and any other sums then due Lender hereunder.

     At the request of Borrower, Lender may, provided Borrower is not in default hereunder, from time to time, advance funds to Borrower to be used by Borrower for payment of expenses incurred by Borrower in the sale of 33850 United Avenue, Pueblo, Colorado (the "Premises"), such advance of funds to become principal under this Note; provided, however, the principal of this Note shall not at any time exceed the Maximum Principal Amount. Borrower further agrees to pay to Lender the expenses of Lender incurred with respect to the advancement of the funds by Lender to Borrower under this Note, the enforcement of this Note and the enforcement of the Mortgage (hereafter defined) including, but not limited to, filing charges, recording fees, appraisal fees, real estate tax service fees, court costs, and all other fees incurred by Lender from time to time related to this Note, including the fees of Lender's counsel.

     All payments on account of indebtedness evidenced by this Note are to be applied first to any costs, fees or expenses incurred by Lender pursuant to the provisions of this Note or the Mortgage (hereafter defined), then to Penalty Interest (hereafter defined) and late charges, then to interest on the unpaid principal balance and the remainder to principal, provided that if any installment due hereunder or the final payment of the principal balance of the Note and accrued interest thereon is not paid within fifteen (15) days of the due date then such installment payment or final payment will be subject to a late charge in the amount of ten (10%) percent of the installment or final payment then due. Upon maturity of the principal balance of this Note whether by acceleration or otherwise according to the terms of this Note, the remaining unpaid principal balance of this Note shall accrue interest at the per annum rate equal to the unmatured Note rate plus three (3%) percent ("Penalty Rate") until paid. All of said principal, interest, fees, costs and expenses are payable at such place as the holders of this Note may, from time to time in writing appoint, and in the absence of such appointment, then at the address of Lender set forth above.

     The payment of this Note is secured by a Mortgage ("the "Mortgage") bearing same date herewith delivered by Borrower to Lender encumbering real estate at 33850 United Avenue, in the County of Pueblo, State of Colorado, as legally described therein. It is agreed that at the election of the holder or holders hereof and without notice, the principal balance of this Note remaining unpaid, together with accrued interest thereon, shall become at once due and payable at the place of payment aforesaid in case of default in the payment of principal or interest when due in accordance with the terms hereof or in case at any time hereafter the right to foreclose the said Mortgage shall accrue to the legal holders hereto under any of the provisions contained in the said Mortgage, time being the essence of this Note. The terms and provisions of said Mortgage are incorporated herein by reference as if fully restated.

     Waiver by Lender of any default hereunder or under the Mortgage shall not, at any other time, be taken to be a waiver of the terms of this Note or the Mortgage, and the acceptance of payments after default shall not constitute a waiver of the option of the holder of this Note to accelerate repayments of the entire unpaid balance of this Note or prejudice Lender if acceleration has occurred or this Note has matured. If suit is brought for collection of this Note, the Note holder shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to reasonable attorneys' fees, appraisal fees, title charges, recording charges, court costs, and costs incurred to preserve, protect or liquidate the real estate encumbered by the Mortgage which secures this Note.

     The Borrower and any endorser or guarantor hereof hereby waive demand, presentment for payment, notice of non-payment and protest, all notices of whatever kind or nature, including prompt payment demands and further waive exhaustion of legal remedies, valuation, exemption, marshaling and homestead rights as may be applicable.

     This Note shall be interpreted under the laws of the State of Illinois.
In the event that any provision of this Note is ruled invalid or unenforceable under the laws of the State of Illinois or any other applicable law, including any provision of applicable usury laws, such invalid or unenforceable provision shall be deleted herefrom or shall be modified to the extent necessary to make such invalid or enforceable provision valid and enforceable. This Note shall remain fully effective according to its terms after such deletions or modifications.

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     IN WITNESS WHEREOF, the Borrower has caused this Note to be signed by its
President, and its corporate seal to be hereunder affixed and attested by its secretary this 31st day of August, 1998.

                                   /s/ FRED K. SUZUKI, PRESIDENT/s/
                                   ____________________________________
ATTEST:                              Fred K. Suzuki, President

/s/ LAUANE C. ADDIS /s/
_____________________________
Secretary